                                                                    Exhibit 99.1

              BRIGHTPOINT REPORTS FOURTH QUARTER AND YEAR END 2006
                                FINANCIAL RESULTS

For the Fourth Quarter of 2006:

     - Record quarterly revenue of $677.2 million, an increase of 7% from the fourth quarter of 2005.

     - Income from continuing operations of $10.0 million ($0.20 per diluted share) compared to $11.8 million ($0.23 per diluted share) in the fourth quarter of 2005. Income from continuing operations included $1.9 million of non-cash stock based compensation expense in the fourth quarter of 2006 compared to $1.2 million in the fourth quarter of 2005.

     - Net income of $9.7 million ($0.19 per diluted share) compared to $8.9 million ($0.18 per diluted share) in the fourth quarter of 2005.

     - 15.1 million wireless devices handled, another quarterly record. This represents an increase of approximately 6% from the fourth quarter of 2005.

     - EBITDA of $15.6 million in the fourth quarter of 2006 as compared to $15.7 million in the fourth quarter of 2005.

For the Year Ended December 31, 2006:

     -    Revenue of $2.4 billion, an increase of 13% from 2005.

     - Income from continuing operations of $36.2 million ($0.72 per diluted share) compared to $31.9 million ($0.64 per diluted share) in 2005. Income from continuing operations included $6.0 million of non-cash stock based compensation expense in 2006 compared to $2.8 million in 2005.

     - Net income of $35.6 million ($0.70 per diluted share) compared to $10.4 million ($0.21 per diluted share) in 2005.

     - 53.5 million wireless devices handled, an increase of approximately 27% from 2005, driven by 34% growth in fee-based logistic services unit volumes and a 9% increase in distribution unit volumes.

     -    EBITDA of $60.7 million in 2006 as compared to $35.0 million in 2005.

Plainfield, Ind. -February 6, 2007 - Brightpoint, Inc. (NASDAQ: CELL) reported its financial results for the fourth quarter and year ended December 31, 2006. Unless otherwise noted, amounts pertain to the fourth quarter of 2006. In May 2006, the Company's Board of Directors approved and the Company effected a 6-for-5 common stock split in the form of a 20% stock dividend. Per share amounts for all periods presented in this report have been adjusted to reflect the 6-for-5 common stock split.

                            SUMMARY FINANCIAL RESULTS
                  (Amounts in thousands, except per share data)

                                                   Three Months Ended         Twelve Months Ended
                                                      December 31,               December 31,
                                               -------------------------   ------------------------
                                                   2006          2005          2006         2005
                                               -----------   -----------   -----------   ----------
                                               (Unaudited)   (Unaudited)   (Unaudited)
Wireless devices handled                          15,149        14,230         53,539        42,081
Revenue                                         $677,221      $630,634     $2,425,373    $2,140,177
Gross profit                                    $ 41,848      $ 43,615     $  150,906    $  132,012
Gross margin                                         6.2%          6.9%           6.2%          6.2%
Selling, general and administrative expenses    $ 29,846      $ 27,401     $  102,544    $   86,726
Operating income from continuing operations     $ 12,002      $ 16,214     $   48,371    $   44,353
Income from continuing operations               $ 10,033      $ 11,832     $   36,190    $   31,918
Net income                                      $  9,737      $  8,850     $   35,610    $   10,440
Diluted per share:
   Income from continuing operations            $   0.20      $   0.23     $     0.72    $     0.64
   Net income                                   $   0.19      $   0.18     $     0.70    $     0.21

"Our fourth quarter revenue of $677 million and over 15 million wireless devices handled were all time quarterly records," stated Robert J. Laikin, Brightpoint's Chairman of the Board and Chief Executive Officer. "The global demand for wireless devices continued to be healthy as reflected in Q4 with a sell-in estimate of over 280 million units. In the first quarter of 2007, I expect to see a normal seasonal sequential decline in the range of 10% to 15% for the industry. In 2006, I believe approximately 975 million devices were shipped on a global basis. I remain bullish on the global wireless device industry and believe the wireless devices sell-in range for 2007 to be 1.1 billion to 1.2 billion units, representing solid double digit growth year-over-year. We remain optimistic on Brightpoint's growth prospects in 2007. Last year Brightpoint was awarded several major contracts, and 2007 will be a year of implementation and integration. Our business development efforts remain strong in 2007 and we believe that we are well positioned in the value chain to take advantage of the many global opportunities within the wireless industry."

"I am very pleased with our record levels of revenue and units handled as well as with our strong earnings performance in the fourth quarter of 2006," said Tony Boor, Brightpoint's Chief Financial Officer. "In 2007 we will focus on executing upon the multiple new opportunities we were awarded in 2006. We will also pursue additional strategic initiatives in an effort to continue our growth trends and to build upon our global brand equity."

Brightpoint experienced a year-over-year increase in wireless devices handled of 6% during the fourth quarter of 2006 and year-over-year growth in revenue of 7%. Wireless devices handled through logistic services were 76% of total wireless devices handled for both the fourth quarter of 2006 and the fourth quarter of 2005.

     For the fourth quarter of 2006, our Americas, Asia-Pacific and Europe divisions experienced year-over year growth in devices handled of 4%, 15% and 25%, respectively. The growth in wireless devices handled in our Americas division was primarily driven by increased demand as a result of market growth experienced by current logistic services customers, which was partially offset by lower volume with our primary network operator customer in Colombia. The increase in wireless devices handled in our Asia-Pacific division was primarily due to increased handset distribution units sold through our Brightpoint Asia Limited business as a result of improved product availability at competitive prices. The increase in wireless devices handled in our Europe division was due to increased demand for and availability of branded converged wireless devices as well as sales of devices resulting from our entry into Russia during the second quarter of 2006. In addition, we believe our Europe division benefited from market share gains in Sweden.

     Gross margin for the fourth quarter of 2006 decreased to 6.2% from 6.9% in the fourth quarter of 2005. A 3.6 percentage point increase in gross margin from logistic services was more than offset by a 1.0 percentage point decrease in gross margin from our distribution business. The 3.6 percentage point increase in logistic services gross margin was due primarily to improved profitability of our repair business in India. The 1.0 percentage point decrease in distribution gross margin was primarily due to a decrease in several markets as a result of a shift in product mix to lower margin end-of-life products and refurbished products during the fourth quarter of 2006 compared to the fourth quarter of 2005. Sequentially, gross margin improved 0.4 percentage points from 5.8% in the third quarter of 2006. This increase in gross margin was driven by an 8.9 percentage point sequential increase in logistic services gross margin resulting from increased volume in our Americas division and improved profitability of our repair business in India.

     Selling, general and administrative (SG&A) expenses increased $2.4 million or 9% from the fourth quarter of 2005. As a percent of revenue, SG&A expenses increased to 4.4% in the fourth quarter of 2006 from 4.3% in the fourth quarter of 2005. The increase in SG&A expenses was primarily due to a $1.4 million increase in personnel costs largely in support of overall growth in volumes, a $0.7 million increase in non-cash stock based compensation including the effects of adopting SFAS 123(R), a $0.7 million increase to support our investment in Advanced Wireless Services (AWS) in the Americas and a $0.8 million increase related to the acquisition of Persequor Limited during the first quarter of 2006, partially offset by a $1.3 million decrease in incentive compensation. Sequentially, SG&A expenses increased $5.3 million or 22% from the third quarter of 2006 due to a $1.8 million increase in incentive compensation and a $0.7 million increase in non-cash stock based compensation as a result of achieving certain strategic targets as well as a $1.1 million increase in personnel costs primarily in support of overall growth in volumes.

     Operating income from continuing operations (Operating Income) was $12.0 million, a decrease of 26% from the fourth quarter of 2005. The year-over-year decrease in Operating Income for the quarter was driven by a $1.8 million decrease in gross profit combined with a $2.4 million increase in SG&A expenses.

     The effective income tax rate in the fourth quarter of 2006 was 21.0% compared to 23.8% in the fourth quarter of 2005. The decrease in the effective income tax rate was the result of the recognition of certain deferred tax assets not previously recognized, the release of a contingency reserve for which the statute of limitations expired and the release of a contingency reserve for which the potential expense was no longer deemed probable.

     Cash and cash equivalents (unrestricted) were $54.1 million at December 31, 2006, a decrease of $49.5 million from September 30, 2006. Our liquidity (unrestricted cash and unused borrowing availability) was approximately $129.8 million as of December 31, 2006 compared to $202 million as of September 30, 2006. Cash conversion cycle days increased to 22 days for the fourth quarter of 2006 from 11 days for the third quarter of 2006. The increase in cash conversion cycle days as well as the decrease in cash and liquidity was due to vendor payments related to significant purchases of wireless devices near the end of September and December 2006 in connection with the expanded global relationship with a major original equipment manufacturer. This expanded global relationship is still in its launch and development stage, and we intend to improve our liquidity and cash conversion cycle as the related new sales channels are solidified and as the new distribution model is rationalized.

     Brightpoint, Inc (NASDAQ:CELL) is a global leader in the distribution of wireless devices and the provision of customized logistic services to the wireless industry. In 2006, Brightpoint handled 53.5 million wireless devices globally. Brightpoint's innovative services include distribution, channel development, fulfillment, product customization, eBusiness solutions, and other outsourced services that integrate seamlessly with its customers. Brightpoint's effective and efficient platform allows its customers to benefit from quickly deployed, flexible, and cost effective solutions. Additional information about Brightpoint can be found on its website at www.brightpoint.com, or by calling its toll-free Information and Investor Relations line at 877-IIR-CELL (877-447-2355).

     Certain information in this press release may contain forward-looking statements regarding future events or the future performance of the Company. These statements are only predictions and actual events or results may differ materially. Please refer to the documents the Company files, from time to time, with the Securities and Exchange Commission; specifically, the Company's most recent Form 10-K and Form 10-Q and the cautionary statements contained in
Exhibit 99.1 thereto. These documents contain and identify important risk factors that could cause the actual results to differ materially from those contained in or implied by these forward-looking statements. These risk factors include, without limitation, uncertainties relating to customer plans and commitments, including, without limitation, (i) loss of significant customers or a reduction in prices we charge these customers; (ii) possible adverse effect on demand for our products resulting from consolidation of mobile operator customers; (iii) our ability to increase volumes and maintain our margins; (iv) dependence upon principal suppliers and availability and price of wireless products; (v) possible difficulties collecting our accounts receivable; (vi) our ability to expand geographically on a satisfactory basis, through acquisition or otherwise; (vii) uncertainty regarding future volatility in our Common Stock price; (viii) uncertainty whether wireless equipment manufacturers and wireless network operators will continue to outsource aspects of their business to us;
(ix) our reliance upon third parties to manufacture products which we distribute and reliance upon their quality control procedures; (x) our operations may be materially affected by fluctuations in regional demand and economic factors;
(xi) ability to respond to rapid technological changes in the wireless communications and data industry; (xii) access to or the cost of increasing amounts of capital, trade credit or other financing; (xiii) risks of foreign operations, including currency, trade restrictions and political risks in our foreign markets; (xiv) effect of hostilities or terrorist attacks on our operations; (xv) investment in sophisticated information systems technologies and our reliance upon the proper functioning of such systems; (xvi) ability to borrow additional funds; (xvii) our ability to meet intense industry competition; (xviii) ability to manage and sustain future growth at our historical or industry rates; (xix) certain relationships and financings, which may provide us with minimal returns or losses on our investments; (xx) the impact that seasonality may have on our business and results; (xxi) ability to attract and retain qualified management and other personnel, cost of complying with labor agreements and high rate of personnel turnover; (xxii) ability to protect our proprietary information; (xxiii) our significant payment obligations under certain lease and other contractual arrangements; (xxiv) ability to maintain adequate insurance at a reasonable cost; (xxv) possible adverse effects of future medical claims regarding the use of wireless handsets; (xxvi) the potential issuance of additional equity, including our common shares, which could result in dilution of existing shareholders and may have an adverse impact on the price of our common shares; and (xxvii) existence of anti-takeover measures. Because of the aforementioned uncertainties affecting our future operating results, past performance should not be considered to be a reliable indicator of future performance, and investors should not use historical trends to anticipate future results or trends. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date these statements were made. The words "believe," "expect," "anticipate," "intend," and "plan" and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which speak only as of the date that such statement was made. We undertake no obligation to update any forward-looking statement.

                                BRIGHTPOINT, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                  (Amounts in thousands, except per share data)

                                                            THREE MONTHS ENDED         TWELVE MONTHS ENDED
                                                               DECEMBER 31,               DECEMBER 31,
                                                        -------------------------   ------------------------
                                                            2006          2005          2006         2005
                                                        -----------   -----------   -----------   ----------
                                                        (UNAUDITED)   (Unaudited)   (UNAUDITED)
Revenue
   Distribution revenue                                 $  594,622     $542,083     $2,097,510    $1,845,983
   Logistic services revenue                                82,599       88,551        327,863       294,194
                                                        ----------     --------     ----------    ----------
Total revenue                                              677,221      630,634      2,425,373     2,140,177
Cost of revenue
   Cost of distribution revenue                            574,710      518,869      2,015,736     1,774,612
   Cost of logistic services revenue                        60,663       68,150        258,731       233,553
                                                        ----------     --------     ----------    ----------
Total cost of revenue                                      635,373      587,019      2,274,467     2,008,165
                                                        ----------     --------     ----------    ----------
Gross profit                                                41,848       43,615        150,906       132,012
Selling, general and administrative expenses                29,846       27,401        102,544        86,726
Facility consolidation charge (benefit)                         --           --             (9)          933
                                                        ----------     --------     ----------    ----------
Operating income from continuing operations                 12,002       16,214         48,371        44,353
Interest, net                                                  130         (302)           553          (146)
Other (income) expenses                                       (823)         992           (610)        1,523
                                                        ----------     --------     ----------    ----------
Income from continuing operations before income taxes       12,695       15,524         48,428        42,976
Income tax expense                                           2,662        3,692         12,238        11,058
                                                        ----------     --------     ----------    ----------
Income from continuing operations                           10,033       11,832         36,190        31,918
Discontinued operations, net of income taxes:
      Loss from discontinued operations                        (59)        (773)          (417)      (20,600)
      Loss on disposal of discontinued operations             (237)      (2,209)          (163)         (878)
                                                        ----------     --------     ----------    ----------
Total discontinued operations, net of income taxes            (296)      (2,982)          (580)      (21,478)
                                                        ----------     --------     ----------    ----------
Net income                                              $    9,737     $  8,850     $   35,610    $   10,440
                                                        ==========     ========     ==========    ==========
Earnings per share - basic:
      Income from continuing operations                 $     0.20     $   0.24     $     0.74    $     0.67
      Discontinued operations, net of income taxes           (0.01)       (0.06)         (0.01)        (0.45)
                                                        ----------     --------     ----------    ----------
      Net income                                        $     0.19     $   0.18     $     0.73    $     0.22
                                                        ==========     ========     ==========    ==========
Earnings per share - diluted:
      Income from continuing operations                 $     0.20     $   0.23     $     0.72    $     0.64
      Discontinued operations, net of income taxes           (0.01)       (0.05)         (0.02)        (0.43)
                                                        ----------     --------     ----------    ----------
      Net income                                        $     0.19     $   0.18     $     0.70    $     0.21
                                                        ==========     ========     ==========    ==========
Weighted average common shares outstanding:
      Basic                                                 49,336       48,468         49,104        47,954
                                                        ==========     ========     ==========    ==========
      Diluted                                               50,429       50,381         50,554        49,657
                                                        ==========     ========     ==========    ==========

                                BRIGHTPOINT, INC.
                           CONSOLIDATED BALANCE SHEETS
                  (Amounts in thousands, except per share data)

                                                            DECEMBER 31,
                                                       ----------------------
                                                           2006        2005
                                                       -----------   --------
                                                       (Unaudited)
ASSETS
CURRENT ASSETS:
   Cash and cash equivalents                            $ 54,130     $106,053
   Pledged cash                                              201          168
   Accounts receivable (less allowance for doubtful
      accounts of $4,926 in 2006 and $3,621 in 2005)     228,186      168,004
   Inventories                                           391,657      124,864
   Contract financing receivable                          20,161       15,630
   Contract financing inventory                            7,293       13,119
   Other current assets                                   25,870       22,623
                                                        --------     --------
Total current assets                                     727,498      450,461
Property and equipment, net                               37,904       27,989
Goodwill and other intangibles, net                        8,219        6,707
Other assets                                               4,732        2,667
                                                        --------     --------
TOTAL ASSETS                                            $778,353     $487,824
                                                        ========     ========
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
   Accounts payable                                     $454,552     $232,258
   Accrued expenses                                       68,320       64,494
   Contract financing payable                             30,991       32,373
   Lines of credit, short-term                            13,875           --
                                                        --------     --------
Total current liabilities                                567,738      329,125
LONG-TERM LIABILITIES:
   Lines of credit                                         3,750           --
   Other long-term liabilities                            12,037        9,657
                                                        --------     --------
Total long-term liabilities                               15,787        9,657
                                                        --------     --------
TOTAL LIABILITIES                                        583,525      338,782
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
   Preferred stock, $0.01 par value: 1,000 shares
      authorized; no shares issued or outstanding             --           --
   Common stock, $0.01 par value: 100,000 shares
      authorized; 57,536 issued in 2006
      and 55,875 issued in 2005                              575          559
   Additional paid-in-capital                            266,756      258,443
   Treasury stock, at cost, 6,891 shares in 2006 and
      6,113 shares in 2005                               (58,295)     (39,928)
Unearned compensation                                         --      (12,125)
Retained deficit                                         (17,918)     (53,528)
Accumulated other comprehensive income (loss)              3,710       (4,379)
                                                        --------     --------
TOTAL SHAREHOLDERS' EQUITY                               194,828      149,042
                                                        --------     --------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY              $778,353     $487,824
                                                        ========     ========

                                BRIGHTPOINT, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (AMOUNTS IN THOUSANDS)

                                                                     THREE MONTHS ENDED         TWELVE MONTHS ENDED
                                                                        DECEMBER 31,                DECEMBER 31,
                                                                 -------------------------   -------------------------
                                                                     2006          2005          2006          2005
                                                                 -----------   -----------   -----------   -----------
                                                                 (Unaudited)   (Unaudited)   (Unaudited)
OPERATING ACTIVITIES
Net income                                                        $  9,737      $  8,850      $  35,610     $ 10,440
ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH
   PROVIDED BY (USED IN) OPERATING ACTIVITIES:
      Depreciation and amortization                                  3,095         3,166         12,234       11,101
      Discontinued operations                                          296         2,982            580       21,478
      Net operating cash flows used in discontinued operations          --          (601)            --       (2,085)
      Pledged cash requirements                                         (2)           (2)           (15)      13,662
      Non-cash compensation                                          1,885         1,229          6,005        2,837
      Facility consolidation charge (benefit)                           --            --             (9)         933
      Change in deferred taxes                                      (2,537)          473         (3,020)        (390)
      Income tax benefits from exercise of stock options                --         3,141             --        5,377
      Other non-cash                                                   758           401          2,126          401
                                                                  --------      --------      ---------     --------
                                                                    13,232        19,639         53,511       63,754
CHANGES IN OPERATING ASSETS AND LIABILITIES,
   NET OF EFFECTS FROM ACQUISITIONS AND DIVESTITURES:
      Accounts receivable                                          (13,812)      (37,367)       (41,135)     (47,778)
      Inventories                                                  (99,471)      (27,302)      (258,070)     (23,656)
      Other operating assets                                             4         7,160         (1,542)      (6,183)
      Accounts payable and accrued expenses                         42,599        52,052        197,319       82,823
                                                                  --------      --------      ---------     --------
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES                (57,448)       14,182        (49,917)      68,960
INVESTING ACTIVITIES
Capital expenditures                                                (6,657)       (4,717)       (20,779)     (12,649)
Acquisitions, net of cash acquired                                    (612)          (56)        (1,413)        (413)
Net investing cash flow from discontinued operations                    --           (61)            --       (1,097)
Net cash provided by (used in) contract financing arrangements      (2,628)       (8,730)         6,960       (5,285)
Decrease (increase) in other assets                                 (1,835)        1,225         (1,853)       3,945
                                                                  --------      --------      ---------     --------
NET CASH USED IN INVESTING ACTIVITIES                              (11,732)      (12,339)       (17,085)     (15,499)
FINANCING ACTIVITIES
Net proceeds from credit facilities                                 15,825            --         15,825           --
Purchase of treasury stock                                              (7)       (6,914)       (18,367)     (15,918)
Net financing cash used in discontinued operations                      --            --             --           --
Excess tax benefit from equity based compensation                      247            --          8,690           --
Proceeds from common stock issuances under employee stock
   option plans                                                         67         1,497          5,760        4,750
                                                                  --------      --------      ---------     --------
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES                 16,132        (5,417)        11,908      (11,168)
Effect of exchange rate changes on cash and cash equivalents         3,585        (3,192)         3,171       (8,360)
                                                                  --------      --------      ---------     --------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS               (49,463)       (6,766)       (51,923)      33,933
Cash and cash equivalents at beginning of period                   103,593       112,819        106,053       72,120
                                                                  --------      --------      ---------     --------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                        $ 54,130      $106,053      $  54,130     $106,053
                                                                  ========      ========      =========     ========

SUPPLEMENTAL INFORMATION
(AMOUNTS IN THOUSANDS)

EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION ("EBITDA")

                                    Three Months Ended   Twelve Months Ended
                                       December 31,          December 31,
                                    ------------------   -------------------
                                      2006      2005       2006       2005
                                    -------   --------   --------   --------
Net income (1)                      $ 9,737    $ 8,850    $35,610    $10,440
Net interest (income) expense (1)       130        (83)       545      1,236
Income taxes (1)                      2,681      3,692     12,314     11,554
Depreciation and amortization (1)     3,095      3,230     12,234     11,766
                                    -------    -------    -------    -------
   EBITDA                           $15,643    $15,689    $60,703    $34,996
                                    =======    =======    =======    =======

(1)  Includes discontinued operations

     EBITDA is a non-GAAP financial measure. Management believes EBITDA provides it with an indicator of how much cash the Company generates, excluding non-cash charges and any changes in working capital. Management also reviews and utilizes the entire statement of cash flows to evaluate cash flow performance.

CASH CONVERSION CYCLE DAYS

     Management utilizes the cash conversion cycle days metric and its components to evaluate the Company's ability to manage its working capital and its cash flow performance. Cash conversion cycle days and its components for the quarters ending December 31, 2006 and 2005, and September 30, 2006 were as follows:

                                             Three Months Ended
                                -------------------------------------------
                                December 31,   December 31,   September 30,
                                    2006           2005            2006
                                ------------   ------------   -------------
Days sales outstanding in
   accounts receivable                25             23             24
Days inventory on-hand                59             20             47
Days payable outstanding             (62)           (38)           (60)
                                     ---            ---            ---
   Cash Conversion Cycle Days         22              5             11
                                     ===            ===            ===

(AMOUNTS IN THOUSANDS)

RETURN ON INVESTED CAPITAL ("ROIC")

     The Company uses ROIC to measure the effectiveness of its use of invested capital to generate profits. ROIC for the quarters and trailing four quarters ending December 31, 2006 and 2005, and September 30, 2006, was as follows:

                                                             Three Months Ended
                                                -------------------------------------------
                                                December 31,   December 31,   September 30,
                                                    2006           2005            2006
                                                ------------   ------------   -------------
OPERATING INCOME AFTER TAXES:
Operating income from continuing operations       $ 12,002       $ 16,214       $ 12,474
Plus: Facility consolidation charge (benefit)           --             --             --
Less: estimated income taxes (1)                    (2,516)        (3,856)        (3,157)
                                                  --------       --------       --------
   Operating income after taxes                   $  9,486       $ 12,358       $  9,317
                                                  ========       ========       ========
INVESTED CAPITAL:
Debt                                              $ 17,625       $     --       $     --
Shareholders' equity                               194,828        149,042        176,819
                                                  --------       --------       --------
   Invested capital                               $212,453       $149,042       $176,819
                                                  ========       ========       ========
Average invested capital (2)                      $194,636       $145,917       $170,971
ROIC (3)                                                19%            34%            22%

                                                        Trailing Four Quarters Ended
                                                -------------------------------------------
                                                December 31,   December 31,   September 30,
                                                    2006           2005            2006
                                                ------------   ------------   -------------
OPERATING INCOME AFTER TAXES:
Operating income from continuing operations       $ 48,371       $ 44,353       $ 52,583
Plus: Facility consolidation charge (benefit)           (9)           933             (9)
Less: estimated income taxes (1)                   (12,254)       (11,728)       (13,594)
                                                  --------       --------       --------
   Operating income after taxes                   $ 36,108       $ 33,558       $ 38,980
                                                  ========       ========       ========

INVESTED CAPITAL:
Debt                                              $ 17,625       $     --       $     --
Shareholders' equity                               194,828        149,042        176,819
                                                  --------       --------       --------
   Invested capital                               $212,453       $149,042       $176,819
                                                  ========       ========       ========
Average invested capital (2)                      $170,480       $149,578       $156,548
ROIC (3)                                                21%            22%            25%

(1) Estimated income taxes were calculated by multiplying the sum of operating income from continuing operations and the facility consolidation charge by the respective periods' effective tax rate.

(2) Average invested capital for quarterly periods represents the simple average of the beginning and ending invested capital amounts for the respective quarter. Average invested capital for the trailing four quarters represents the simple average of the invested capital amounts for the current and four prior quarter period ends.

(3) ROIC is calculated by dividing operating income after taxes by average invested capital. ROIC for quarterly periods is stated on an annualized basis and is calculated by dividing operating income after taxes by average invested capital and multiplying the results by four (4).


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